Exhibit 99.1

Oceaneering Reports Record Fourth Quarter and Annual Earnings

— Earnings Rise for the Fifth Consecutive Year

February 18, 2009 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record fourth quarter and annual earnings for the periods ended December 31, 2008. Fourth quarter and annual earnings increased for the fifth consecutive year.

During the fourth quarter of 2008, on revenue of $525.7 million, Oceaneering generated net income of $51.0 million, or $0.93 per share. During the corresponding period in 2007, Oceaneering reported revenue of $481.6 million and net income of $45.5 million, or $0.81 per share. For the year 2008, Oceaneering reported net income of $199.4 million, or $3.58 per share, on revenue of nearly $2.0 billion. Net income for 2007 was $180.4 million, or $3.24 per share, on revenue of over $1.7 billion.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2008	2007	2008	2008	2007
Revenue	$525,691	$481,611	$515,795	$1,977,421	$1,743,080
Gross Margin	120,248	110,160	127,596	464,800	413,285
Operating Income	81,626	74,184	89,697	317,558	289,623
Net Income	51,009	45,482	54,975	199,386	180,374

Diluted Earnings Per Share	$0.93	$0.81	$0.99	$3.58	$3.24

Weighted Average Number of Diluted Shares	55,053	55,934	55,794	55,722	55,755

Annual and quarterly net income increased year over year, $19.0 million and $5.5 million respectively, as a result of higher operating income performances from Remotely Operated Vehicles (ROV), Subsea Products, and Inspection. This quarter’s results included, in Mobile Offshore Production Systems gross margin, a $5.7 million impairment charge to reduce our investment in the Ocean Pensador, an oil tanker held for possible conversion, to its fair value.

T. Jay Collins, President and Chief Executive Officer, stated, “Results for the fourth quarter and the year were exceptional. Annual earnings of nearly $200 million were the highest in Oceaneering’s history, over 10% above last year’s record result. In 2008 we achieved best ever ROV, Subsea Products, and Inspection operating income performances.

“Compared to 2007, we grew annual ROV operating income by expanding our fleet and increasing average revenue per day-on-hire for our services. Subsea Products profit improved on the strength of increased ROV tooling sales and higher throughput at our umbilical plants. Inspection results rose as we secured additional work associated with offshore production platforms, LNG and petrochemical facilities, and pipelines at higher margins.

“In 2008 we continued to take actions to position the company for future growth and enhance our financial flexibility. We invested $252 million to upgrade and expand our service and product line offerings. Nearly ninety percent of this investment was spent on our ROV and Subsea Products businesses. These two operations offer promising long-term prospects, as they are tied to deepwater and subsea completion activity. We entered into a one-year, unsecured, $85 million term loan agreement to augment our existing $300 million revolving credit facility. As of December 31, 2008, we had $229 million of debt and $196 million available under our credit facilities.

“At this time, we face a deteriorating macroeconomic environment that threatens a prolonged worldwide recession, oil prices not seen since 2004, and an exceptionally tight credit market. These conditions are having a negative impact on oil and gas exploration and development spending plans and, consequently, our earnings prospects for 2009. We do not pretend to have a “bulletproof” business strategy. It would, therefore, be presumptuous to claim we know the exact impact our customers’ spending cuts will have on demand for our services and products. However, we believe the deepwater market will be among the least vulnerable to these cuts. This belief is based on the inherent size and long-term nature of deepwater projects and our expectation that oil prices will inevitably rebound to a level that will make these projects more economical. While work on most authorized deepwater projects is likely to continue, the urgency to start new projects is in question.

“We are forecasting our 2009 EPS to be in the range of $3.00 to $3.60. Compared to 2008, our forecast assumptions are that we will achieve profit growth from our ROV business and declines in operating income from our Subsea Projects, Inspection, and MOPS operations. We expect the profit contribution from Subsea Products to be similar to 2008, as the efficiency gains we plan to achieve in our manufacturing processes may be offset by a decline in demand for some of our product lines. Further development project delays would dampen our expectation for Subsea Products profit in 2009. For the first quarter of 2009, we are forecasting EPS of $0.60 to $0.70.

“During 2009 we anticipate generating $290 million to $325 million of cash flow, defined simply as net income plus depreciation expense. This projected cash flow and our existing revolving debt availability should give us ample liquidity to fund our estimated $175 million of capital expenditures and repay the $105 million of debt scheduled to mature in 2009.

“Looking longer term, our belief remains unchanged that the oil and gas industry will continue to invest in deepwater to counteract high existing reservoir depletion rates. Deepwater is one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low per barrel finding and development costs. Therefore, we anticipate that demand for our deepwater services and products will remain promising for the next several years.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning

Oceaneering’s: belief that its ROV and Subsea Products businesses offer promising long-term prospects; belief that the deepwater market will be among the least vulnerable to its customers’ spending cuts and the assumptions for that belief, including the inherent size and long-term nature of deepwater projects and the belief that oil prices will inevitably rebound to a level that will make deepwater projects more economical; belief that work on most authorized deepwater projects is likely to continue and uncertainty regarding the urgency to start new projects; 2009 EPS guidance range of $3.00 to $3.60 and the assumptions for this forecast, including profit growth from its ROV business, operating income declines from its Subsea Projects, Inspection, and MOPS operations, and a profit contribution similar to 2008 from its Subsea Products business; expectation of efficiency gains in its Subsea Products manufacturing processes and the possibility that these gains may be offset by a decline in demand for some of its product lines; assessment that further development project delays would dampen its expectation for Subsea Products profit in 2009; first quarter 2009 EPS of $0.60 to $0.70; anticipation of generating $290 million to $325 million of cash flow, as defined, in 2009; expectation that capital expenditures will be approximately $175 million in 2009; expectation of ample liquidity from projected cash flow and existing revolving debt availability, which will be available to fund its estimated capital expenditures and repay its debt scheduled to mature in 2009; belief that the oil and gas industry will continue to invest in deepwater to counteract high existing reservoir depletion rates; and anticipation that longer-term demand for its deepwater services and products will remain promising. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other subsequent filings with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for Thursday, February 19, 2009 at 10:00 a.m. Central, can be accessed at www.oceaneering.com/index.asp.

PR 1023

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2008	Dec. 31, 2007
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $11,200 and $27,110)	$747,705	$670,569
Net Property and Equipment	697,430	638,107
Other Assets	224,885	222,764

TOTAL ASSETS	$1,670,020	$1,531,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$357,327	$338,975
Long-term Debt	229,000	200,000
Other Long-term Liabilities	116,039	77,155
Shareholders’ Equity	967,654	915,310

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,670,020	$1,531,440

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	December 31,
	2008	2007	2008	2008	2007
	(in thousands, except per share amounts)
Revenue	$525,691	$481,611	$515,795	$1,977,421	$1,743,080
Cost of Services and Products	405,443	371,451	388,199	1,512,621	1,329,795

Gross Margin	120,248	110,160	127,596	464,800	413,285
Selling, General and Administrative Expense	38,622	35,976	37,899	147,242	123,662

Income from Operations	81,626	74,184	89,697	317,558	289,623
Interest Income	395	630	304	907	1,198
Interest Expense	(3,603)	(3,831)	(3,070)	(13,485)	(15,333)
Equity earnings of unconsolidated affiliates, net	22	767	444	1,919	4,030
Other Income (Expense), net	597	(1,778)	(2,887)	321	(2,020)

Income before income taxes	79,037	69,972	84,488	307,220	277,498
Provision for Income Taxes	28,028	24,490	29,513	107,834	97,124

Net Income	$51,009	$45,482	$54,975	$199,386	$180,374

Diluted Earnings per Share	$0.93	$0.81	$0.99	$3.58	$3.24
Weighted average number of common shares and equivalents	55,053	55,934	55,794	55,722	55,755

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Year Ended
		Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
		2008	2007	2008	2008	2007
		($ in thousands)
Remotely Operated Vehicles	Revenue	$160,253	$145,945	$161,710	$625,921	$531,381
	Gross margin	$60,809	$47,563	$58,764	$221,270	$168,322
	Operating income	$52,891	$40,259	$50,617	$190,343	$144,242
	Operating margin %	33%	28%	31%	30%	27%
	Days available	20,649	19,024	20,057	79,052	72,880
	Utilization	82%	87%	84%	82%	87%

Subsea Products	Revenue	$171,129	$154,569	$176,086	$649,857	$521,937
	Gross margin	$35,356	$33,568	$40,612	$146,747	$133,285
	Operating income	$22,189	$21,421	$27,708	$96,046	$92,804
	Operating margin %	13%	14%	16%	15%	18%
	Backlog	$298,000	$338,000	$334,000	$298,000	$338,000

Subsea Projects	Revenue	$90,312	$73,088	$59,801	$256,517	$257,752
	Gross margin	$26,735	$28,362	$19,853	$81,534	$100,577
	Operating income	$24,034	$26,253	$17,771	$72,816	$92,841
	Operating margin %	27%	36%	30%	28%	36%

Inspection	Revenue	$56,253	$58,667	$65,336	$249,109	$219,686
	Gross margin	$10,275	$8,886	$12,880	$48,518	$37,195
	Operating income	$5,973	$5,000	$8,170	$31,017	$22,749
	Operating margin %	11%	9%	13%	12%	10%

Mobile Offshore Production Systems	Revenue	$9,389	$11,260	$9,687	$39,274	$50,103
	Gross margin	$(2,049)	$(31)	$2,974	$8,361	$12,443
	Operating income (loss)	$(2,418)	$(315)	$2,553	$6,730	$11,048
	Operating margin %	-26%	-3%	26%	17%	22%

Advanced Technologies	Revenue	$38,355	$38,082	$43,175	$156,743	$162,221
	Gross margin	$4,433	$5,016	$5,799	$21,596	$25,561
	Operating income	$1,450	$1,365	$2,883	$9,773	$14,458
	Operating margin %	4%	4%	7%	6%	9%

Unallocated Expenses	Gross margin	$(15,311)	$(13,204)	$(13,286)	$(63,226)	$(64,098)
	Operating income	$(22,493)	$(19,799)	$(20,005)	$(89,167)	$(88,519)

TOTAL	Revenue	$525,691	$481,611	$515,795	$1,977,421	$1,743,080
	Gross margin	$120,248	$110,160	$127,596	$464,800	$413,285
	Operating income	$81,626	$74,184	$89,697	$317,558	$289,623
	Operating margin %	16%	15%	17%	16%	17%

SELECTED CASH FLOW INFORMATION
	Capital expenditures, including acquisitions	$53,850	$55,778	$52,393	$252,277	$233,795
	Depreciation and amortization, including impairment charge	$33,022	$25,110	$27,967	$115,029	$93,776